Exhibit 10.1

EMPLOYMENT, CONSULTING AND SEPARATION
AGREEMENT AND RELEASE

This Employment, Consulting and Separation Agreement and Release (this “Agreement”) is made and entered into by and between ICO, Inc. (“Company”), and W. Robert Parkey, Jr. (“Employee”) on this 8th day of September, 2005 (the “Effective Date”).

WHEREAS, pursuant to an employment agreement effective February 2, 2004, as amended by amendments dated May 10, 2004 (the “First Amendment”) and February 11, 2005 (the “Second Amendment”) (the referenced employment agreement, as amended by the First Amendment and Second Amendment, referred to herein as the “Employment Agreement”), Employee is currently employed as President and Chief Executive Officer of Company. Furthermore, Employee is also a member of the Board of Directors of Company (the “Board”).

WHEREAS, Employee desires to resign from his positions of Chief Executive Officer and President of Company and as a member of the Board, effective as of 11:59 p.m. CST on September 30, 2005 (the “Executive Resignation Date”), to better enable him to pursue other opportunities, and to assume the position of Special Advisor to the Company.

NOW, therefore, the Parties agree as follows:

1. Resignation from Current Positions and Board Membership.

(a) Employee shall resign from his position of Chief Executive Officer and President of Company, and as a member of the Board, and from any positions he currently holds as an officer or director of any of the Company’s subsidiaries, effective as of the Executive Resignation Date.

(b) Company will issue a mutually agreeable press release immediately following the execution of this Agreement, announcing that Employee is resigning from the positions of Chief Executive Officer and President, and as a member of the Board, to pursue other business opportunities, and highlighting Employee’s accomplishments at the Company.

2. Assumption of Special Advisor Position.

(a) Effective as of 12:00 a.m. CST on October 1, 2005, Employee shall assume the position of Special Advisor, in which capacity he shall provide advice and counsel to the Board, and to the Chief Executive Officer and President of Company, at such times and locations reasonably requested by Company but not for more than a monthly average of ten hours per week, through February 1, 2006 (unless earlier terminated as provided herein). During the period when Employee is employed as Special Advisor, he shall receive the same compensation, benefits and office support he would otherwise have received as President and Chief Executive Officer under the terms of the Employment Agreement, including an executive office and administrative support in connection with his Company-related activities.

(b) Employee shall be entitled to receive a Year Two Annual Incentive Bonus if one is earned pursuant to the terms set forth in the Second Amendment. Employee shall not be entitled to receive any annual incentive bonus or other bonus based on Company’s performance for periods commencing on or after October 1, 2005.

(c) Nothing in this Agreement is intended to prevent Employee from participating in the Company’s 401k Plan to the extent he is qualified to participate during the period he is employed by the Company.

3. Termination of Employment.

(a) Effective as of 11:59 p.m. CST on February 1, 2006 (“Employment Termination Date”), Employee shall resign from the Special Advisor position, Employee’s employment with Company will terminate, and Company shall retain Employee as an outside consultant through June 30, 2006 (the “Consulting Period”). During the Consulting Period, Employee will provide further assistance to Company in transitioning to the new Chief Executive Officer and President, and shall include other assistance to the Board, at such times and locations mutually agreed upon by Employee and Company, but not for more than a monthly average of ten hours per week during such Consulting Period; provided that the times and location of such assistance requested by Company shall not be unreasonably denied by Employee.

(b) During the Consulting Period:

(i) Employee will be paid consulting fees in the amount of $25,833.33 per month, payable by the 15th of each month (“Consulting Fees”).

(ii)  Company shall pay Employee’s premiums for Employee’s and his dependants’ continued coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), under the Company’s medical, dental, and vision plans in which Employee and his dependants were participants immediately prior to the termination of Employee’s employment. (It is understood that Employee shall be responsible for Employee’s COBRA payments for periods after June 30, 2006.)

(iii) Employee will be provided with an executive office and administrative support in connection with his Company-related activities.

(c) Notwithstanding the foregoing, in the event Employee secures and commences full-time employment as a senior executive with another company prior to or as of the Employment Termination Date, or during the Consulting Period, as of the commencement of such employment, Employee will no longer be retained as an outside consultant, nor will he be required to provide consulting services, but will nevertheless receive the items set forth in Section 3(b)(i) and 3(b)(ii), but not 3(b)(iii), in respect of his prior services to Company.

(d) Company shall defend and indemnify Employee in connection with any Claims and Damages asserted by third parties arising out of or connected with Employee’s service as a Special Advisor or consultant as set forth in this Agreement.

4. Definitions.

(a)  “Claims” means all theories of recovery of whatever nature, whether known or unknown, and whether recognized by the law or equity of any jurisdiction. This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by a party or on that party’s behalf in any lawsuit or other proceeding. This term includes any claims for indemnity or reimbursement for tax liabilities incurred in connection with Employee’s separation from the Company or in regard to any stock options granted to Employee by Company. This term includes any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term includes any and all rights, benefits or claims Employee may have under any employment contract or under any severance, bonus, stock option or incentive compensation plan, program or agreement.

(b)  “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction which is sought or which could be sought by a party or on that party’s behalf, in any lawsuit or other proceeding. This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages, as well as rescission, attorneys’ fees, interest, costs, equitable relief, and expenses. This term also includes wages, benefits or other compensation owed, or allegedly owed to Employee, by virtue of Employee’s employment or termination of employment with Company, including severance, bonuses, stock option or incentive compensation, payable pursuant to any plan, program, or agreement.

(c)  “Employee” means and includes Employee acting individually, in any corporate or other representative capacity, and on behalf of Employee’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns.

(d)  “Released Parties” means and includes Company, and its past, present and future owners, trustees, parents, subsidiaries, affiliates, and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, officers, employees, associates, agents, benefit plans (and each such plan’s fiduciaries, administrators, trustees, sponsors and representatives), insurance carriers, predecessors, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities; provided that this term does not include Employee. Each of the Released Parties is an intended beneficiary of this Agreement.

5. Consideration.

(a) In consideration for Employee executing this Agreement, Company shall extend the option exercise period to February 2, 2011, with regard to the options previously granted to Employee by the following stock option agreements between Employee and Company:

(i) Incentive Stock Option Agreement dated February 2, 2004, pursuant to which options to purchase 40,000 shares of Company’s common stock were granted from Company’s 1995 Stock Option Plan, with an exercise price of $2.16 per share;

(ii)  Incentive Stock Option Agreement dated February 2, 2004, pursuant to which options to purchase 70,000 shares of Company’s common stock were granted from Company’s 1996 Stock Option Plan, with an exercise price of $2.16 per share;

(iii) Incentive Stock Option Agreement dated February 2, 2004, pursuant to which options to purchase 10,000 shares of Company’s common stock were granted from Company’s 1996 Stock Option Plan, with an exercise price of $2.25 per share;

(iv) Incentive Stock Option Agreement dated February 2, 2004, pursuant to which options to purchase 60,000 shares of Company’s common stock were granted from Company’s 1998 Stock Option Plan, with an exercise price of $2.25 per share; and

(v) Nonstatutory Stock Option Agreement dated March 8, 2004, pursuant to which options to purchase 130,000 shares of Company’s common stock were granted from Company’s 1998 Stock Option Plan; provided, however that the extension of the exercise period under the Non-Statutory Stock Option Agreement described in this Section 5(a)(v) shall only apply with respect to options to purchase 20,000 shares under such Incentive Stock Option Agreement, with an exercise price of $2.16 per share.

Contemporaneous with the execution of this Agreement, Company and Employee will execute an Amendment to Stock Option Agreements to extend the option exercise periods of the options referred to under the stock option agreements described in this Section 5(a), and to effect the vesting and re-pricing set forth in Section 5(b)(ii) and (iii), referred to as the “Option Extensions.”

(b) As further consideration for Employee executing this Agreement:

(i)  Employee shall be permitted to maintain his cell phone number, currently used by him on his Company cell phone.

(ii)  Company shall contract for executive outplacement services provided by a vendor chosen by Employee (although Employee shall be responsible for paying all fees and expenses related to such services).

(iii) Company shall fully vest, effective as of the Executive Resignation Date, the options referred to in Section 5(a) that are subject to Option Extensions which have not vested as of the date of this Agreement and which would not otherwise have vested prior to February 2, 2006, namely, the options referenced in clauses 5(a)(ii), 5(a)(iii), and 5(a)(iv). Notwithstanding the foregoing, as a condition to Company fully vesting the options as provided in this Section 5(b)(iii), Employee shall first execute the irrevocable option cancellation and release agreement, attached hereto as Exhibit A, under which Employee forfeits all of his options to purchase Company’s common stock that are not options subject to Option Extensions as provided in Section 5(a) above.

(iv) Company shall re-price the options to purchase 20,000 shares of ICO, Inc. common stock, referenced in clause 5(a)(v) above, to $2.40 per share (the fair market value of the stock, as defined in the applicable plan, on the date of grant).

(c) The consideration set forth in Section 3(b)(i) and (ii), and this Section 5, is referred to collectively as “Consideration.”

6. Release.

(a)       Employee releases and discharges the Released Parties from, and hereby waives, all Claims and Damages related to, arising from, or attributed to actions or inactions occurring prior to or on the Effective Date of this Agreement, including those related to, arising from or attributed to: (i) Employee’s employment with Company and service on Company’s Board prior to and including the Effective Date, his resignation from the positions of President and Chief Executive Officer and as a member of the Board, and the termination of his employment; (ii) the Employment Agreement; and (iii) all other acts or omissions related to any matter at any time prior to and including the Effective Date. Notwithstanding the foregoing, this release will not affect and does not waive Employee’s rights or Claims: (x) for benefits and payments to be payable after the Effective Date under Company’s medical, dental, vision, or 401k plans; and (y) for defense and indemnification against Claims or Damages by third parties (and insurance coverage associated therewith, but not Claims as to the adequacy of the amount of such coverage), pursuant to Article 7 of the Amended and Restated Bylaws of ICO, Inc., as amended August 9, 2005.

(b)        Company releases and discharge Employee from, and hereby waives, all Claims and Damages related to, arising from, or attributed to actions or inactions occurring prior to or on the Effective Date of this Agreement, including those related to, arising from or attributed to: (i) Employee’s employment with Company and service on Company’s Board prior to and including the Effective Date, his resignation from the positions of President and Chief Executive Officer and as a member of the Board, and the termination of his employment; (ii) the Employment Agreement; and (iii) all other acts or omissions related to any matter at any time prior to and including the Effective Date. Notwithstanding the foregoing, this release will not affect and does not waive any Claims Company may theoretically have: (x) arising from unlawful conduct on the part of Employee currently unknown to the Company, if any; or (y) arising from breach, if any, of Article 4 of the Employment Agreement (entitled “Ownership and Protection of Intellectual Property and Confidential Information; Non-Competition Agreement”).

(c)        Employee and Company understand and expressly agree that their respective releases in Section 6(a) and 6(b) extend to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present (but not future), which Claims are arising from, attributable to, or related to Employee’s employment with Company, including his resignation from the positions of President and Chief Executive Officer and as a member of the Board, and the termination of his employment, the Employment Agreement, or any alleged action or inaction of the Released Parties prior to and including the Effective Date, and that all such Claims are hereby expressly settled or waived, except as expressly excluded from this release by Section 6(a)(y) and (z) and 6(b)(y) and (z).  Employee further understands and expressly agrees that the release in Section 6(a) includes the waiver of any Claims and rights Employee may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and including the date of Employee’s execution of this Agreement.

(d)        Employee and Company respectively agree not to bring or cause to be brought any of the Claims waived in Sections 6(a) and 6(b) in any court or before any arbitral authority, and represent and warrant to one another that they have not brought or caused to be brought any such Claims in any court or before any arbitral authority as of the Effective Date of this Agreement.

(e) None of the foregoing releases or waivers in this Section 6 by any party hereto are intended to release or waive any rights arising under this Agreement, the Amendment to Stock Option Agreements, the provisions of applicable Stock Option Plans as they apply to vested options held by Employee following the parties' execution of this Agreement and the Amendment to Stock Option Agreements, or rights specifically referenced herein as surviving the execution of this Agreement or the Amendment to Stock Option Agreements.

7. Cooperation in Litigation.  Employee agrees that Employee shall cooperate with and assist Company in defense of any claim, litigation or administrative proceeding brought against Company or any other Released Party, as reasonably requested by Company. Such cooperation and assistance shall include: (a) interviews of Employee by legal counsel for Company or other Released Party as reasonably requested by Company’s counsel; (b) Employee providing documents (or copies thereof) and executing affidavits as reasonably requested by Company’s counsel; and (c) Employee appearing for depositions, trials, and other proceedings as reasonably requested by Company’s counsel. Furthermore, Employee shall not communicate with any party adverse to Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceedings, except solely through legal counsel for Company. Nothing in this Section 7 precludes Employee from providing testimony or documents pursuant to a subpoena or court order, or is intended to cause Employee to testify other than truthfully in any proceeding or affidavit.

8. Non-Disparagement.  Neither party to this Agreement shall make disparaging or negative remarks or comments about the other to any third party. Without limiting the foregoing, the Board shall provide positive feedback about Employee if contacted by third parties in connection with such third parties’ consideration of Employee for employment.

9. Warranties.

(a) Employee agrees, represents and warrants that:

(i) The Consideration set forth in Sections 3(b)(i) and (ii) and Section 5 of this Agreement is not something to which Employee or Company is otherwise indisputably entitled except in exchange for execution of this Agreement, and are each, standing alone, good and sufficient consideration for Employee's and Company’s execution of this Agreement, and each and all are granted or paid by or on behalf of Company and the other Released Parties, or provided by Employee, in full satisfaction and settlement of any Claims and Damages;

(ii) Employee is legally and mentally competent to sign this Agreement;

(iii) Employee is the sole owner of any Claims that have been or could have been asserted, Employee has the requisite capacity and authority to make this Agreement, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Employee to any third party; and

(iv) Employee presently possesses the exclusive right to receive all of the Consideration granted or paid in consideration for this Agreement.

(b) Company agrees, represents, and warrants that it has obtained all authorization necessary to enter into and give effect to this Agreement and the Amendment to Stock Option Agreement.

10. Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, without reference to principles of conflict of law of Texas or any other jurisdiction, and, when applicable, the laws of the United States.

11. Entire Agreement / Company Property.

(a)  This Agreement (including Exhibit A) and the Amendment to Stock Option Agreements constitute the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of Company and the other Released Parties under any previous agreements (including the Employment Agreement), except as otherwise provided in this Agreement, the Amendment to Stock Option Agreements, and applicable Stock Option Plans. Notwithstanding the foregoing, Employee’s obligations under Article 1.5 of the Employment Agreement (relating to Employee’s fiduciary duties to the Company), Article 4 of the Employment Agreement (entitled “Ownership and Protection of Intellectual Property and Confidential Information; Non-Competition Agreement”), and Article 5.5 of the Employment Agreement (relating to resolution of disputes arising under the Employment Agreement) shall remain in full force and effect as would otherwise have been required pursuant to the Employment Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Employee and Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

(b)  Without limiting the breadth of the Ownership and Protection of Intellectual Property and Confidential Information, Non-Competition Agreement (in Article 4 of the Employment Agreement), Employee agrees that on the later of the date when Employee ceases to be employed by the Company or on the last day of the Consulting Period, he: (i) shall return to Company all originals and copies of all Company files, documents and forms, including those maintained in electronic form or in any other manner or medium; (ii) shall delete any such Company property in electronic form (“Electronic Documents”) maintained on his personal computer or other personal communication systems or electronic data storage devices (“Personal Devices”) if copies of such Electronic Documents are currently stored on the Company-owned computer that had been assigned to Employee, but with regard to any such Electronic Documents that are only stored on Personal Devices, shall furnish copies (either printed copies or electronic copies) to Company’s General Counsel prior to deleting; and (iii) shall not maintain, disclose to others, or use any such Company property without the written permission of Company's General Counsel.

12. Acknowledgment of Terms.  Employee acknowledges that Employee has carefully read this Agreement; that Employee has had the opportunity for review of it by Employee’s attorney; that Employee fully understands its final and binding effect; that neither Company nor Employee admits to wrongdoing in connection with Employee’s employment, the Employment Agreement, the termination of Employee’s employment, or any other matter covered by the releases in Section 6(a) or 6(b); that this Agreement is intended as a compromise of all Claims released by the parties in Section 6(a) and 6(b) respectively; that the only promises or representations made to Employee to sign this Agreement are those stated herein; and that Employee is signing this Agreement voluntarily.

13. Waiver.  The failure of Company or Employee to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

14. Severability.  Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

15. Costs and Attorneys’ Fees. If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and attorneys’ fees.

16. Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed Claims and is not to be construed as an admission, direct or indirect, against any interest of the parties. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,”“all,”“each,” or “every” means “any and all, and each and every”; (d) “includes” and “including” are each “without limitation;” and (e) “herein,”“hereof,”“hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

17. Timing.  Employee acknowledges: (a) Employee has 21 days to consider this Agreement before executing it, although Employee may execute this Agreement before the 21 days expires; (b) Employee may revoke this Agreement within 7 days after Employee executes it; (c) such revocation must be in writing (and may be transmitted by facsimile pursuant to Section 18 below) and received by Company’s General Counsel within this 7-day period; (d) if Employee revokes this Agreement, it will not be effective or enforceable; and (e) Employee’s acceptance of any of the Consideration after expiration of the 7-day period shall constitute Employee’s acknowledgment that Employee did not revoke this Agreement during the 7-day period.

18. Delivery and Signatures by Facsimile.  All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

19. Advice to Consult Counsel.  Company hereby advises Employee to consult with an attorney prior to executing this Agreement.

AGREED AND ACCEPTED:

EMPLOYEE

/s/ W. Robert Parkey, Jr.
W. Robert Parkey, Jr.
Date: September 8, 2005

ICO, Inc.

By: /s/ C. N. O'Sullivan
Name: C. N. O'Sullivan
Title: Chairman
Date: September 8, 2005